EXHIBIT 10.10

NABI BIOPHARMACEUTICALS

5800 PARK OF COMMERCE BOULEVARD, N.W.

BOCA RATON, FLORIDA 33487

Effective as of April 1, 2004

Raafat Fahim Ph.D.

1180 S. Ocean Blvd #8F

Boca Raton, FL 33432

Dear Raafat:

You have agreed to serve as Senior Vice-President (SVP) Research, Technical and Production Operations for Nabi Biopharmaceuticals (“Nabi”) which term for purposes of this Agreement shall include affiliates of Nabi Biopharmaceuticals. The following are the terms of such employment:

1. TERM: You will serve as a SVP Research, Technical and Production Operations for a period beginning as of the date hereof and ending on March 31, 2007, unless your employment is sooner terminated as provided below (the “Employment Period”). In the event that your employment by the Company continues beyond the Employment Period, the terms and conditions of this Agreement shall continue except that your continued employment by the Company may be terminated by either party upon thirty (30) days’ prior notice unless you and the Company shall have entered into a written agreement to the contrary.

2. SALARY: Your salary will be $260,000 per year, payable bi-weekly during the Employment Period. Your salary will be subject to discretionary annual increases as determined by Nabi’s Board of Directors.

3. BONUS: You will be entitled to participate in Nabi’s VIP Management Incentive Program or any comparable bonus plan maintained by Nabi (“Bonus Plan”). Your participation in the Bonus Plan shall be subject to the terms and conditions of the Bonus Plan.

Unless the Employment Period is terminated for “cause” pursuant to Section 7(B) (b) below, if the Employment Period ends during a calendar year, your bonus compensation opportunity shall be pro rated based upon the number of full calendar months you were employed and the amount of bonus compensation which would have been payable with respect to such year pursuant to the Bonus Plan. If the Employment Period is terminated pursuant to Section 7 (B)(b) below, no bonus compensation shall be payable with respect to the calendar year during which the Employment Period is terminated.

Bonus payments, if applicable, shall be payable within 120 days after the end of the relevant calendar year.

4. AUTO ALLOWANCE: While an employee under the terms of this Agreement, you shall receive an auto allowance of not less than $1200.00 per month.

5. BENEFITS: During the Employment Period, you will be eligible to participate in such fringe benefits programs as are accorded to other similarly situated Nabi employees. In addition, Nabi shall pay you an Executive Bonus, grossed up for taxes, so that you can make a $12,000 contribution to your Supplemental Executive Retirement Plan (the “SERP”) and provide you at Nabi’s cost with term life insurance of $500,000 in excess of the term life insurance coverage Nabi provides to its employees generally. Nabi shall cover the cost of financial planning services up to $3000.00/year. Nabi shall also pay your reasonable social dues at a single club.

6. DUTIES AND EXTENT OF SERVICES:

(A) During the Employment Period, you agree to devote substantially all of your working time, and such energy, knowledge, and efforts as is necessary to the discharge and performance of your duties provided for in this Agreement and such other reasonable duties and responsibilities consistent with your position as are assigned to you from time to time by the person to whom you report. You shall be located primarily in Nabi’s Boca Raton, Florida facilities, but shall travel to other locations from time to time as shall be reasonably required in the course of performance of your duties.

(B) During the Employment Period, you shall serve as a SVP Research, Technical and Production Operations. You shall have such duties as are delegated to you by the person to whom you report provided that such duties shall be reasonably consistent with those duties assigned to executive officers having similar titles in organizations comparable to Nabi.

7. TERMINATION:

(A) The Employment Period shall terminate upon your death. You may also terminate the Employment Period upon thirty (30) days’ prior written notice to Nabi. Any termination pursuant to this Section 7(A) shall not affect any bonus compensation applicable to the year of such termination, provided that, if applicable, any bonus compensation payable pursuant to Section 3 of this Agreement shall be pro rated as provided for in Section 3.

(B) Nabi may terminate the Employment Period (a) in the event Nabi reasonably determines that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for any three (3) consecutive months as the result of mental or physical incapacity or (b) for “cause”, which is defined as (i) acts of fraud or embezzlement or other felonious acts by you, (ii) your refusal to comply with reasonable directions in connection with the performance of your duties as provided for in Section 6 of this Agreement after notice of such failure is delivered to you, (iii) failure to comply with the provisions of Section 9 or 10 of this

Agreement or (iv) your gross negligence in connection with the performance of your duties as provided for in this Agreement, provided that, in the event of a proposed termination under clause (ii) or clause (iv) of this clause (B), you shall receive ten (10) days’ prior written notice of such proposed termination and within such period you shall be afforded an opportunity to be heard by Nabi’s Board of Directors or a duly appointed committee of the Board as to whether grounds for termination under these clauses exists.

(C) Nabi may otherwise terminate the Employment Period upon thirty (30) days’ prior notice to you.

(D) Your confidentiality and non-competition agreements set forth in Sections 9 and 10 below and your agreement to cooperate set forth in Section 11 below shall survive the termination of your employment regardless of the reasons therefor.

8.	SEVERANCE

(A) In the event that (a) your employment terminates pursuant to Section 7C or (b) after the expiration of the Employment Period, if your employment continues as provided in Section 1, either you give notice of termination of employment to the Company or the Company gives you notice of termination of employment other than for cause (as defined above) or disability, and provided that (i) within thirty (30) days prior to the expiration of the Employment Period Nabi had not offered to renew this Agreement on terms no less favorable to you than the terms then in effect, and (ii) within ninety (90) days following the expiration of the Employment Period Nabi has not tendered to you a new employment agreement executed on behalf of Nabi and containing such no less favorable terms, you shall receive the benefits set forth in Sections 8B, 8C and 8D. In the event your employment terminates pursuant to Section 7B (a), or as a result of your death, you shall receive the benefit set forth in Section 8D. Notwithstanding the foregoing provisions of this Section 8A, in the event your employment terminates under circumstances that entitle you to receive compensation and other benefits pursuant to the April 1, 2004 Change of Control Severance Agreement between you and Nabi (the “Change of Control Severance Agreement”), you shall not receive the benefits set forth in Section 8B, 8C and 8D.

(B) Based on the effective date of such termination, Nabi will pay you your base salary as of the effective date of such termination (“Severance Pay”) and maintain in effect such fringe benefits (including auto allowance) as are accorded to other similarly situated employees (to the extent allowed under, and subject to the limitations of, applicable plans) for eighteen (18) months. Severance Pay shall be made in equal bi-weekly installments.

(C) The Company shall pay for executive outplacement services up to $18,000 by an organization selected by Nabi in its sole discretion.

(D) All of your non-vested stock options, restricted stock or similar incentive equity instruments (“Options”) shall immediately vest. All such “Options” shall be exercisable for twelve (12) months past your termination date, except that no “Options” shall be exercisable beyond the original “Option” expiration date. To the extent the terms of any “Options” are inconsistent with this Agreement, the terms of this Agreement shall control.

(E) All payments or benefits to you under this Section 8 (other than payments or benefits already accrued and otherwise due under Nabi’s employee benefit plans or programs, or as a result of your death) will not be given unless you execute (and do not rescind) a written employment termination agreement in a form prescribed by Nabi, containing terms consistent with this Agreement as well as a general release of all claims against Nabi and related parties with respect to all matters occurring prior to or on the date of the release, including (but not limited to) employment matters or matters in connection with your termination.

9. CONFIDENTIALITY: You acknowledge that your duties with Nabi will give you access to trade secrets and other confidential information of Nabi and/or its affiliates, including but not limited to information concerning production and marketing of their respective products, customer lists, and other information relating to their present or future operations (all of the foregoing, whether or not it qualifies as a “trade secret” under applicable law, is collectively called “Confidential Information”). You recognize that Confidential Information is proprietary to each such entity and gives each of them significant competitive advantage.

Accordingly, you shall not use or disclose any of the Confidential Information during or after the Employment Period, except for the sole and exclusive benefit of the relevant company. Upon any termination of the Employment Period, you will return to the relevant company’s office all documents, computer electronic information and files, e.g., diskettes, floppies etc. and other tangible embodiments of any Confidential Information. You agree that Nabi would be irreparably injured by any breach of your confidentiality agreement, that such injury would not be adequately compensable by monetary damages, and that, accordingly, the offended company may specifically enforce the provisions of this Section by injunction or similar remedy by any court of competent jurisdiction without affecting any claim for damages.

10. NON-COMPETITION:

(A) You acknowledge that your services to be rendered are of a special and unusual character and have a unique value to Nabi the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value of the services, and because of the Confidential Information to be obtained by or disclosed to you, and as a material inducement to Nabi to enter into this Agreement and to pay to you the compensation referred to above and other consideration provided, you covenant and agree that, during the term of your employment by Nabi and for a period of one (1) year after termination of such employment for any reason whatsoever, you will not, directly or indirectly, (a) engage or become interested, as owner, employee, consultant, partner, through stock ownership (except ownership of less than five percent of any class of equity securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, in the operations, management or supervision of any type of business or enterprise engaged in any business which is competitive with any business of Nabi (a “Competitive Business”), (b) solicit or accept orders from any current or past customer of Nabi for products or services offered or sold by, or competitive with products or services offered or sold by, Nabi, (c) induce or attempt to induce any such customer to reduce such customer’s purchase of products or services from Nabi, (d) disclose or use for the benefit of any Competitive Business the name and/or requirements of any such customer or (e) solicit any of Nabi’s employees to leave the employ of Nabi or hire or negotiate for the employment of any employee of Nabi. By way of clarification, a “Competitive Business” is not any business or enterprise in the health care industry; it is only a business or enterprise in the health care industry that is competitive with any business of Nabi. Notwithstanding the foregoing, nothing contained in this Section 10A shall be deemed to prohibit you from being employed by or providing services to a Competitive Business following a “Change of Control” (as defined in the Change of Control Agreement) and termination of your employment if the nature of such employment or services do not compete with any business engaged in by Nabi immediately prior to the Change in Control.

(B) You have carefully read and considered the provisions of this Section and Section 9 and having done so, agree that the restrictions set forth (including but not limited to the time period of restriction and the world wide areas of restriction) are fair and reasonable (even if termination is at our request and without cause) and are reasonably required for the protection of the interest of Nabi, its officers, directors, and other employees. You acknowledge that upon termination of this Agreement for any reason, it may be necessary for you to relocate to another area, and you agree that this restriction is fair and reasonable and is reasonably required for the protection of the interests of Nabi, their officers, directors, and other employees.

(C) In the event that, notwithstanding the foregoing, any of the provisions of this Section or Section 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though invalid or unenforceable parts had not been included therein. In the event that any provision of this Section relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become, and thereafter be, the maximum time period and/or area which such court deems reasonable and enforceable.

(D) With respect to the provisions of this Section, you agree that damages, by themselves, are an inadequate remedy at law, that a material breach of the provisions of this Section would cause irreparable injury to the aggrieved party, and that provisions of this Section 10 may be specifically enforced by injunction or similar remedy in any court of competent jurisdiction without affecting any claim for damages.

11. LITIGATION AND REGULATORY COOPERATION: During and after your employment with Nabi, you shall reasonably cooperate with Nabi in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of Nabi which relate to events or occurrences that transpired while you were employed by Nabi; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Nabi at mutually convenient times. During and after your employment with Nabi, you also shall cooperate fully with Nabi in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by Nabi. Nabi shall reimburse you for all out-of-pocket costs and expenses incurred in connection with your performance under this Section 11, including, but not limited to, reasonable attorneys’ fees and costs.

12. MISCELLANEOUS: This Agreement and the rights and obligations of the parties pursuant to it and any other instruments or documents issued pursuant to it shall be construed, interpreted and enforced in accordance with the laws of the State of Florida, exclusive of its choice-of-law principles. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns. The provisions of this Agreement shall be severable and the illegality, unenforceability or invalidity of any provision of this Agreement shall not affect or impair the remaining provisions hereof, and each provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law. In any suit, action or proceeding arising out of or in connection with this Agreement, the prevailing party shall be entitled to receive an award of the reasonable related amount of attorneys’ fees and disbursements incurred by such party, including fees and disbursements on appeal. This Agreement, the Change of Control Severance Agreement and the Indemnification Agreement dated May 16, 2003 are a complete expression of all agreements of the parties relating to the subject matter hereof, and all prior or contemporaneous oral or written understandings or agreements shall be null and void except to the extent set forth in this Agreement.

This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the party to be charged therewith. All notices required and allowed hereunder shall be in writing, and shall be deemed given upon deposit in the Certified Mail, Return Receipt Requested, first-class postage and registration fees prepaid, and correctly addressed to the party for whom intended at its address set forth under its name below, or to such other address as has been most recently specified by a party by one or more counterparts, each of which shall constitute one and the same agreement. All references to genders or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context required.

If the foregoing confirms your understanding of our agreements, please so indicate by signing in the space provided below and returning a signed copy to us.

Nabi Biopharmaceuticals
5800 Park of Commerce Boulevard, N.W.
Boca Raton, Florida 33487

BY:	/s/ Thomas H. McLain
Thomas H. McLain
CEO and President

Accepted and agreed:

/s/ Raafat Fahim Raafat Fahim
1180 S. Ocean Blvd #8F
Boca Raton, FL 33432

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